Exhibit 99.12

TAD DEVELOPMENT
AGREEMENT

This Development Agreement (this “Agreement”), dated as of the 12th day of September, 2022, is made by and between the City of Gainesville, Georgia, a municipal corporation of the State of Georgia (the “City”) and GA HIA, LLC (hereinafter referred to as “Developer”), a Georgia limited liability company, as Developer.

ARTICLE I
RECITALS

WHEREAS, the City is duly authorized to exercise the redevelopment powers granted to cities and counties in the State pursuant to the Redevelopment Powers Law, pursuant to Local Act 222/House Bill 772 (2005 Ga. Laws) enacted by the General Assembly in 2005 and a voter referendum approved on November 8, 2005; and

WHEREAS, by Ordinance 2006-53 duly adopted on October 17, 2006 following a public hearing as required by law, the Gainesville City Council approved the Midtown Urban Redevelopment Plan and created Tax Allocation District Number One - Midtown TAD (the “Midtown TAD”); and •

WHEREAS, the Redevelopment Powers Law provides that the City may enter into public-private partnerships to effect the redevelopment projects contemplated in the Redevelopment Plan; and

WHEREAS, the TAD Ordinance expressed the intent of the City, as set forth in the Redevelopment Plan, to provide funds to induce and stimulate redevelopment in the Midtown TAD; and

WHEREAS, based on the findings of the City and in reliance on the City’s undertakings expressed in the Redevelopment Plan, by ordinance adopted on October 17, 2006 by the Governing Body of the City of Gainesville, and by way of resolution and intergovernmental agreements by Hall County and the Gainesville City School System consented to the inclusion of their respective share of ad valorem taxes on real and personal property in the computation of the positive tax allocation increment for the Midtown TAD within the meaning of the Redevelopment Powers Law; and

WHEREAS, the undertakings contemplated by the Redevelopment Plan include, among other renewal activity, redevelopment of vacant and under-achieving properties within the Midtown TAD area including the subject property in the City of Gainesville, which subject property is further described below; and

WHEREAS, Developer is the owner of the real property located within the Midtown TAD, which property is a block of property in the City bounded on four (4) sides by Jesse Jewell Parkway, West Academy Street, Broad Street, and Maple Street and more particularly described as those six (6) parcels of real properly described in that Limited Warranty Deed dated January 27, 2022, and recorded at Deed Book, 9110, Pages 529-534, Hall County, Georgia Deed Records. The aforementioned real property is hereinafter referred to as “the Property”; and

WHEREAS, Developer seeks to undertake the redevelopment of the Property by constructing a 18,000 square foot concert-hall/special event facility that will host 100-120 ticketed shows per year, plus host an additional 100 special events such as conventions, weddings, and sporting events per year.

In addition to the concert-hall/special event facility, the Developer seeks to undertake construct ion of an 8,000 square foot restaurant with a 6,000 square foot outdoor patio. The concert-hall and restaurant will share a central kitchen. The total development shall be known as “Bourbon Brothers”; and

WHEREAS, the proposed development involves redevelopment of property, has potential for providing needed improvements in the Midtown TAD and will significantly increase the value of the Property on the tax digest maintained regarding real property in the City; and

WHEREAS, the proposed development will provide new investment into this area of the Midtown TAD, which will be the catalyst needed to stimulate additional investment on surrounding properties; and

WHEREAS, in order to induce and further facilitate the successful accomplishment of this portion of the Redevelopment Plan, the City has indicated its intent to exercise its authority under the Redevelopment Powers Law and in accordance with State law to enter into this Development Agreement with Developer pursuant to which, subject to the conditions described herein, the Tax Allocation Increment (which Tax Allocation Increment is hereinafter defined) collected in the Midtown TAD from The National will be used to reimburse Developer for approved Redevelopment Costs (which Redevelopment Costs are hereinafter defined) incurred by it in connection with the TAD Project (which TAD Project is hereinafter defined); and

WHEREAS, Developer agrees, pursuant to the terms of this Agreement, to undertake this revitalization in the City of Gainesville, consistent with the Midtown Redevelopment Plan and the approval of the governing body of the City per Resolution BR-2022-03, which Resolution is attached hereto and made a part hereof as Exhibit A.

AGREEMENT

NOW THEREFORE, the City and Developer, for and in consideration of the mutual promises, covenants, obligations, and benefits of this Agreement, hereby agree as follows:

ARTICLE II

GENERAL TERMS

Section 2.1 Definitions. Unless the context clearly requires a different meaning, the following terms are used herein with the meanings as set forth in this Article II. Terms used herein and not otherwise defined in this Article II but defined in the Redevelopment Powers Law, shall have the meanings as defined in the Redevelopment Powers Law.

“Act of Bankruptcy” means the making of an assignment for the benefit of creditors, the filing of a petition in bankruptcy, the petitioning or application to any tribunal for any receiver or any trustee of the applicable Person or any substantial part of its property, the commencement of any proceeding relating to the applicable Person under any reorganization, arrangement, readjustments of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or if, within 60 days after the filing of a bankruptcy petition or the commencement of any proceeding against the applicable Person seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the proceedings have not been dismissed, or, if, within 60 days after the appointment, without the consent or acquiescence of the applicable Person, of any trustee, receiver or liquidator of the applicable Person or of the land owned by the applicable Person, the appointment has not been vacated.

“Affiliate” means, with respect to any Person, (a) a parent, partner, member or owner of such Person or of any Person identified in clause (b) below, and (b) any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“City” means the City of Gainesville, Georgia, a municipal corporation and a political subdivision of the State, acting through its governing body, and its successors and assigns under this Agreement.

“County” means Hall County, Georgia, a constitutionally created political subdivision of the State of Georgia, acting by and through its Board of Commissioners.

“Developer” means the owner of the Property, which is GA H1A, LLC.

“Developer Project” means the construction of Bourbon Brothers, which Project is more fully described on Exhibit B and Exhibit B-1 hereto, as such Exhibits may be amended or modified from time to time as permitted herein.

“Developer Project Estimated Completion Date” means the date on which construction of the Developer Project is currently estimated to be completed (as evidenced by the issuance of an appropriate Certificate of Occupancy), which is currently no later than August 31, 2023, unless delay is caused by Force Majeure.

“Development Team” means Developer and its development partners.

“Environmental Laws” means with any and all applicable laws, ordinances, rules, regulations and requirements respecting the storage, handling, treatment, release, disposal, presence or use of such permitted Hazardous Materials.

“Effective Date” means the date of this Agreement.

“Force Majeure” means the actual period of any delay to the final completion date of the TAD Project or the Developer Project, as applicable, caused by a pandemic, fire, unavailability of manufactured materials or specialized construction trade labor, earthquake, flood, explosion, war, acts of terrorism, invasion, insurrection, mob violence, sabotage, lockouts, litigation, condemnation, riots or other civil disorder, national or local emergency, act of God, unusual delays in transportation, unusual delay in obtaining lawful permits or consents to which the applicant is legally entitled, strike or labor dispute, severe unanticipated weather conditions, in any such case entitling Developer a commensurate extension of time to perform and complete its obligations delayed thereby under this Agreement. Developer will give written notice in accordance with Section 9.2 as soon as reasonably practical after the start of the Force Majeure event or occurrence giving rise to the delay, specifically identifying the occurrence or event and the anticipated resulting delays to the TAD Project or the Developer Project, as applicable.

“General Contractor” means an experienced, licensed, bondable and reputable general contractor reasonably satisfactory to the City.

“Hazardous Substances” means any hazardous waste, as defined by 42 U.S.C. § 6903(5), any hazardous substances as defined by 42 U.S.C. § 9601(14), any pollutant or contaminant as defined by 42 U.S.C. § 9601 (33), and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws.

“Intergovernmental Agreement,” means that certain Intergovernmental Agreement by and between the City and the School Board, dated August 18, 2009; and between the City and the County, dated May 1, 2007; regarding the Midtown TAD and any duly authorized and fully executed amendments thereto.

“Legal Requirements” means any legal requirements (including, without limitation, Environmental Laws), including any local, state or federal statute, law, ordinance, rule or regulation, now or hereafter in effect, or order, judgment, decree, injunction, permit, license, authorization, certificate, franchise, approval, notice, demand, direction or determination of any governmental authority.

“Material Modification” means (i) any modification, change or alteration in the description of the TAD Project or the Developer project, as applicable, that would require an additional architectural design review or zoning change by the City after initial approval or amendment to the land disturbance or building permits issued by the City; (ii) modification of development uses other than the uses included in the application request for Midtown TAD funding and as presented to the City, as more particularly described in Exhibit B and Exhibit B-1 hereto; (iii) modification of the overall project budget for construction by more than 15% over or under the budget included in the application request for Midtown TAD funding and as presented to the City (iv) alteration of any conditions of TAD Funding approval imposed by the governing body of the City as shown in Exhibit A; or (v) extension of the construction timeline as stated in this Agreement by more than ninety (90) days for reasons other than Force Majeure.

“Midtown TAD” means that Tax Allocation District Number One created by the City, effective December 31, 2006, pursuant to the Redevelopment Powers Law and the TAD Ordinance 2006-53 and as further described in the Redevelopment Plan.

“Park Project” means the renovation of Poultry Park to construct 40 parking spaces, relocate the “Poultry Capital of the World” monument and install light and landscaping.

“Permitted Exceptions” means all of the following: (i) title exceptions set forth in the Title Policy; (ii) any reasonable and customary exceptions that serve or enhance the use or utility of the TAD Project or the Developer Project arising in the come of and necessary in connection with the construction, or ultimate operation, of the TAD Project or the Developer Project, including by way of example and not of limitation, easements granted to public utility companies or governmental bodies (for public rights-of-way or otherwise), (iii) any other exceptions expressly approved in writing by the City; (iv) real property taxes, bonds and assessments (including assessments for public improvements) not yet due and payable; and (v) any exceptions approved by any acquisition, development or permanent lender.

“Person” includes a corporation, a trust, an association, a partnership (including a limited liability partnership), a joint venture, an unincorporated organization, a business, an individual or natural person, a joint stock company, a limited liability company, or any other entity.

“Plans” means the site plan and the construction plans for both the Developer Project and TAD Project.

“Project Approvals” means all approvals, consents, waivers, orders, agreements, authorizations, permits and licenses required under applicable Legal Requirements or under the terms of any restriction, covenant or easement affecting the TAD Project or the Developer Project, as applicable, or otherwise necessary or desirable for the ownership, acquisition, construction, equipping, use or operation thereof, whether obtained from a governmental authority or any other person.

“Redevelopment Costs” has the meaning given that term by O.C.G.A. § 36-44-3(8) and as used in this Agreement, means Redevelopment Costs of the TAD Project and any other Redevelopment Costs (as defined in the Redevelopment Powers Law) contemplated by this Agreement.

“Redevelopment Plan” means the City of Gainesville Tax Allocation District Number One Midtown Redevelopment Plan approved by the City pursuant to the TAD Ordinance 2006-53 adopted on October 17, 2006, following a public hearing as required by law, as amended from time to time.

“Redevelopment Powers Law” means the Redevelopment Powers Law, O.C.G.A. §36-44-1, et seq., as amended from time to time.

“Reimbursable Costs” means payments of approved items associated with the TAD Project by Developer or any other Person or entity that comprise Redevelopment Costs associated with the TAD Project, including without limitation the expenditures set forth on the proposed budget attached hereto as Schedule 1.

“Requisition” means a requisition in substantially the form attached as Exhibit D hereto (or such other form approved by the City).

“Site” means the Property.

“Special Fund” means the fund established by the City for the collection of Tax Allocation Increment and disbursements as permitted under this Agreement.

“State” means the State of Georgia.

“TAD Project” means those infrastructure or site improvements approved by the governing body of the City to receive finding from the Special Fund which are identified and more fully described in Exhibit C hereto, the costs of which are to be incurred by Developer and reimbursed to Developer from amounts on deposit in the Special Fund as contemplated by this Agreement.

“TAD Project Budget” means the projected cost for construction of the TAD Project as set forth in Exhibit C hereto, which costs include all architectural, engineering, design, legal and other consultant fees and expenses related to the TAD Project as such Exhibit may be amended or modified from time to time.

“TAD Project Completion Date” Means August 31, 2023, the anticipated date of substantial completion of the TAD Project (as evidenced by delivery by Developer to the City of the certificate contemplated in Section 4. 1(D)).

“TAD Project Construction Schedule” means the estimated schedule for construction of the TAD Project as set forth in Exhibit C hereto as such schedule may be amended or modified from time to time.

“TAD Ordinance” means the Ordinance duly adopted by the governing body of the City of Gainesville on October 17, 2006, following a public hearing as required by law, pursuant to which the City approved the Redevelopment Plan and created the TAD Number One — Midtown TAD.

“Tax Allocation Increment” means the positive tax allocation increment (within the meaning of the Redevelopment Powers Law) levied and collected within the Midtown TAD relating to the Property and the Developer Project at the tax millage rates then in force in the City, City Schools, and County.

“Title Policy” means the owner’s title insurance policy issued to Developer by a nationally recognized title company with respect to the Site.

Section 2.2 Singular and Plural. Words used herein in the singular, where the context so permits, also include the plural and vice versa. The definitions of words in the singular herein also apply to such words when used in the plural where the context so permits and vice versa.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representation and Warranties of Developer. Developer hereby represents and warrants to the City that:

A.	Organization and Authority. Developer is a Georgia domestic limited liability company which is the developer of the Property and is duly authorized to transact business in Georgia. Developer has the requisite power and authority to execute and deliver this Agreement, to incur and perform its obligations hereunder, and to carry out the transactions contemplated by this Agreement.

B.	Due Authorization, Execution and Delivery. The execution, delivery, and performance of this Agreement has been duly authorized by all necessary action and proceedings by or on behalf of Developer, and no further approvals or filings of any kind, including any approval of or filing with any governmental authority, are required by or on behalf of Developer as a condition to the valid execution, delivery, and performance by it of this Agreement. This Agreement, when duly executed and delivered by each party hereto, will be the valid, binding and enforceable obligation of Developer in accordance with its terms, subject to matters and laws affecting creditors’ right generally and to general principles of equity.

C.	Organizational Documents. Developer’s organizational documents are in full force and effect and have not been modified or supplemented from those submitted to the City, and no fact or circumstance has occurred that, by itself or with the giving of notice or the passage of time or both, would constitute a default thereunder.

D.	Financial Statements. All financial statements to be furnished to the City with respect to Developer, the Developer Project, and the TAD Project will fairly present the financial condition of Developer as of the dates thereof, and all other written information furnished to the City by Developer will be accurate, complete and correct in all material respects and will not contain any material misstatement of fact or omit to state any fact necessary to make the statements contained therein not misleading.

E.	Environmental. Neither Developer, nor its partners, officers, directors, members, or managers, have any knowledge, except as disclosed in Environmental Reports prepared for the Developer in the course of Developer’s due diligence in purchasing and developing the Property: (i) of the presence of any Hazardous Substances on the Site, or any portion thereof, or of any spills, releases, discharges, or disposal of Hazardous Substances that have occurred or are presently occurring on or onto the Site, or any portion thereof, or (ii) of the presence of any PCB transformers serving, or stored on, the Site, or any portion thereof, in violation of Environmental Laws and, subject to disclosures in said Environmental Reports, Developer has no knowledge of any failure to comply with any applicable Environmental Laws relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Substances.

F.	Bankruptcy. No Act of Bankruptcy has occurred with respect to Developer.

G.	No Litigation. There is no action, suit or proceeding pending, and Developer has not received written notice of any threatened action, suit or proceeding, against or affecting Developer in any court, before any arbitrator or before or by any governmental body which (i) in any manner raises any question affecting the validity or enforceability of this Agreement, (ii) could materially and adversely affect the business, financial position or results of operations of Developer, or (iii) could materially and adversely affect the ability of Developer to perform its obligations hereunder.

H.	No Undisclosed Liabilities. Neither Developer nor the Site is subject to any material liability or obligation, including contingent liabilities, other than loans to finance the Developer Project. Developer is not in default under or in breach of any material contract or agreement, and no event has occurred which, with the passage of time or giving of notice (or both) would constitute such a default, which has a material adverse effect on the ability of Developer to perform its obligations under this Agreement.

I.	Tax Matters. Developer has prepared and filed in a substantially correct manner all federal, state, local, and foreign tax returns and reports heretofore required to be filed by it and have paid, or will pay prior to delinquency, all taxes shown as due thereon. To Developer’s knowledge, no governmental body has asserted any deficiency in the payment of any tax, and Developer has not received written notice that such governmental body intends to assert any such deficiency or to make any audit or other investigation of Developer for the purpose of determining whether such a deficiency should be asserted against Developer.

J.	ERISA and Related Matters. Developer does not maintain any retirement or deferred compensation plan, savings, incentive, stock option or stock purchase plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program o• any other fringe benefit arrangement for any employee, consultant or agent of Developer, whether pursuant to contract, arrangement, custom o• informal understanding, which does not constitute an “Employee Benefit Plan” (as defined in §3(3) of ERISA). Developer does not maintain no• has Developer ever contributed to any Multiemployer Plan (as defined in §3(37) of ERISA). Developer does not currently maintain any Employee Pension Benefit Plan subject to Title IV of ERISA. There have been no “prohibited transactions” (as described in §406 of ERISA or §4975 of the Internal Revenue Code) with respect to any Employee Pension Benefit Plan or Employee Welfare Benefit Plan maintained by Developer as to which Developer has been a party.

K.	Principal Office. The address of Developer’s principal place of business is 1830 Jet Stream Drive, Colorado Springs, CO 80921.

L.	Licenses and Permits. Developer will at all appropriate times possess all franchises, patents, copyrights, trademarks, tradenames, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted or as it is intended to be conducted with respect to the Developer Project, and the TAD Project, without known conflict with any rights of others.

M.	Project Location. The Developer Project and the TAD Project are located wholly within the municipality of Gainesville and further, wholly within the Midtown TAD.

N.	Plans. Developer will furnish to the City true and complete sets of the Plans. The Plans so furnished to the City will, to the best of Developer’s knowledge, comply with all applicable governmental requirements, all Project Approvals, and all conditions, restrictions, covenants and easements affecting the Developer Project and TAD Project, and will be subject to approval by such governmental body as is required for construction of the Developer Project and TAD Project.

O.	Liens. Other than as disclosed in writing to the City, there are no material liens of laborers, subcontractors or materialmen on or respecting the TAD Project on the Effective Date.

P.	Construction Schedule. The TAD Project Construction Schedule accurately reflects the currently estimated schedule for construction of the TAD Project.

Section 3.2 Representations and Warranties of the City. The City hereby represents and warrants to Developer that:

A.	Organization and Authority. The City is a municipal corporation duly created and existing under the laws of the State. The City has the requisite power and authority to execute and deliver this Agreement, to incur and perform its obligations hereunder, and to carry out the transactions contemplated by this Agreement.

B.	Due Authorization, Execution and Delivery. The execution, delivery, and performance of this Agreement has been duly authorized by all necessary action and proceedings by or on behalf of the City, and no further approvals or filings of any kind, including any approval of or filing with any governmental authority, are required by or on behalf of the City as a condition to the valid execution, delivery, and performance by the City of this Agreement. This Agreement, when duly executed and delivered by each party hereto, will be the valid, binding and enforceable obligation of the City in accordance with its terms, subject to matters and laws affecting creditors’ right generally as to political bodies and to general principles of equity.

C.	No Litigation. There are no actions, suits, proceedings or investigations of any kind pending or threatened against the City before any court, tribunal or administrative agency or board or any mediator or arbitrator that questions the validity of this Agreement or any action taken or to be taken pursuant hereto.

D.	TAD Resolution. The TAD Ordinance has been validly adopted, remains in full force and effect, and has not been amended or supplemented since its date of adoption. No amendment of or supplement to the TAD Ordinance is contemplated by the City or to the resolutions referred to previously herein adopted by the County and the School Board with respect to the Midtown TAD.

E.	Zoning. This Agreement will have no effect on the zoning of the TAD Project and will not obligate the City to zone the Property in any way except required in the event a rezoning application is filed under the applicable zoning ordinance of the City. The existence of this Agreement in no way guarantees an affirmative decision on any application or implies any special consideration will be granted to the applicant by virtue of the existence of this Agreement. The Project as planned is a legal use within the current zoning.

ARTICLE IV

DEVELOPMENT AND CONSTRUCTION

Section 4.1 Construction of the Developer Project and the TAD Project.

A.	Developer will develop and construct, or cause the development and construction of, the Developer Project and the TAD Project in substantial conformance with the Plans and the description thereof set forth in Exhibit B and Exhibit B-1 hereto, subject to Force Majeure. The City acknowledges that, during the term of this Agreement, modifications to the Developer Project or the TAD Project as contemplated on the Effective Date may occur. To the extent that such modifications are not Material Modifications, Developer will provide a revised version of Exhibit B and Exhibit B-1 to the City. To the extent that any such modification is a Material Modification, Developer will comply with the procedures set forth in Section 4.4.

B.	Developer will construct or cause the construction of the Developer Project and the TAD Project in accordance with all applicable Legal Requirements.

C.	Developer (or its development partners) will develop and construct, or cause the development and construction of, the Developer Project substantially as contemplated in the Redevelopment Plan and as described in Exhibit B and Exhibit B-1 hereto and the TAD Project as defined in Exhibit C hereto, subject to Force Majeure.

D.	To the extent not included in a Requisition, Developer will deliver construction reports and interim progress reports in form and content reasonably satisfactory to the City, including an updated TAD Project Construction Schedule and a summary of all costs and expenses incurred in connection with the TAD Project, not less frequently than quarterly; from and after the Effective Date until the TAD Project Completion Date, and will keep the City informed as to the status and progress of all construction work with respect to the TAD Project. Upon completion of the construction of the TAD Project, Developer will provide the City with a final cost summary of all costs and expenses associated with the TAD Project, a certification that the TAD Project has been completed (e.g. official Certificate of Completion), and evidence that all amounts owing to contractors and subcontractors have been paid in full evidenced by a properly executed AIA G706A Contractors Affidavit of Release of Liens.

E.	The City acknowledges that one or more separate contractors may undertake the construction of portions of the TAD Project under separate contractual agreements with Developer as members of the Development Team. These development partners will not have any privity of contract with the City hereunder. Although Developer reasonably expects that selected development partners will fulfill all of their contractual obligations thereunder in a timely manner as estimated on the TAD Project Construction Schedule, subject to Force Majeure, and that such portions of the TAD Project will be constructed as estimated on the TAD Project Budget, the parties acknowledge that Developer has no direct control over the construction to be undertaken by these development partners other than contractual remedies in the event of default. Developer agrees to use commercially reasonable efforts to facilitate, where appropriate, the construction of the TAD Project in all material respects.

Section 4.2 Approvals Required for the TAD Project. Developer will obtain or cause to be obtained all necessary Project Approvals for the TAD Project and will comply with all Legal Requirements of any governmental body regarding the use or condition of the TAD Project. Developer may, however, contest any such Legal Requirement or Project Approval by an appropriate proceeding diligently prosecuted. The City agrees to process zoning and permit applications and other approvals that may be required hereunder in a prompt and timely manner in accordance with its normal rules and procedures and to expedite requests for zoning amendments and variances.

Section 4.3 Unreasonable Delco, or Abandonment. If the City determines in its reasonable discretion that (i) Developer has unduly delayed construction of the Developer Project and/o• TAD Project for reasons other than Force Majeure and such delay is a Material Modification, (ii) the Developer Project and/or TAD Project is delayed for reasons other than Force Majeure such that the Developer Project and/or TAD Project will not be completed by the Project Completion Dates stated herein, o• (iii) Developer has ceased work on the Developer Project and/or TAD Project for more than 90 days for reasons other than Force Majeure, and such delay remains uncured thirty (30) days following delivery of written notice thereof from the City to Developer, then the City may, subject to the final sentence of this Section, terminate this Agreement. Upon termination of this Agreement as provided in this Section, none of the parties hereto will have any further rights, duties or obligations hereunder except that Developer must return to the City all stuns paid to Developer under this Agreement within 10 days of termination of this Agreement.

Section 4.4 Material Modifications. Prior to Developer making a Material Modification to the Developer Project or TAD Project, it will submit the proposed modifications to the Community and Economic Development Director in writing for its review. Any such submission must clearly identify all changes, omissions and additions as compared to the previously approved description of the Developer Project or TAD Project, as more fully set forth in Exhibit B, Exhibit B-1 and Exhibit C hereto. The Community and Economic Development Director will put the request for modification on meeting agenda for the City’s consideration. The City will act on the requested modification within an amount of time that is reasonably required to consider the request. In addition, to the extent any Material Modification requires an amendment to any portion of the Redevelopment Plan, the City will have such amount of time as reasonably required to pursue any such amendment (including required approvals, if any). Any provision hereof to the contrary notwithstanding, any delay due to Force Majeure shall not be deemed to constitute a Material Modification.

ARTICLE V

DUTIES, RESPONSIBILITIES, AND SPECIAL COVENANTS OF DEVELOPER

Section 5.1 Completion of the Developer Project and the TAD Project. Except as contemplated in Section 4.I(e), notwithstanding any other provision of this Agreement, Developer will commence and complete construction of the Developer Project and the TAD Project substantially in accordance with Exhibit B, Exhibit B- I and Exhibit C hereto with diligence and in a good and workmanlike manner, free and clear of all liens and claims for materials supplied or for labor or services performed, subject to any lawful protest in accordance with Section 5.6.

Section 5.2 Compliance with Documents. Developer shall not permit or suffer a material event of default to remain uncured beyond any applicable cure period under any loan documents pursuant to which amounts were loaned or otherwise made available to Developer to finance construction of the Developer Project and the TAD Project.

Section 5.3 Litigation. Developer will notify the City in writing, within ten business days of its having received notification, of any actual, pending, or written threat of litigation or adversarial proceeding in which a claim is made against Developer as owner or developer of the Site, or against the Site or the Developer Project or the TAD Project, or of any other actual, pending or written threat of litigation or adverse proceeding not related to the Site or the Developer Project or the TAD Project, but which Developer reasonably considers may impair Developer’s ability to perform its obligations under this Agreement, and of any judgment rendered against Developer in any such litigation or proceeding. Developer will notify the City in writing and within ten business days of any matter that Developer has received notice of litigation may result or does result in a material adverse change in the financial condition or operation of Developer or the Developer Project or the TAD Project.

Section 5.4 Maintenance of the Developer Project and the TAD Project. Developer agrees that, to the extent it has an interest in the Developer Project and the TAD Project, it will at its own expense, (i) keep the Developer Project and the TAD Project, or cause the Developer Project and the TAD Project to be kept in as reasonably safe condition as its operations permit, (ii) make or cause to be made from time to time all necessary repairs thereto and renewals and replacements thereof and otherwise keep the Developer Project and the TAD Project in good repair and in good operating condition, and (iii) not permit or suffer others to commit a nuisance or waste on or about the Developer Project and the TAD Project, to the extent it has an interest in the Developer Project and the TAD Project, at its own expense and from time to time, may make any additions, modifications or improvements to the Developer Project and the TAD Project that it may deem desirable for its business purposes and that do not impair the effective use, or decrease the value, of the Developer Project and the TAD Project and do not comprise Material Modifications.

Section 5.5 Records and Accounts. Developer will keep true and accurate records and books of account in connection with the Developer Project and the TAD Project in which full, true and correct entries will be made on a consistent basis, in accordance with generally accepted accounting principles.

Section 5.6 Liens and Other Charges. Developer will duly pay and discharge, or cause to be paid and discharged, before the same become overdue all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon the Developer Project or the TAD Project unless Developer is lawfully protesting the same, in which case Developer will provide a suitable “mechanics lien bond” to discharge such lien from the TAD Project within sixty (60) days of imposition of the lien.

Section 5.7 Compliance with Laws, Contracts, Licenses, and Permits. Developer will comply in all material respects with (i) all applicable laws, (ii) all agreements and instruments by which it or any of its properties may be bound, and all restrictions, covenants and easements affecting the Developer Project or the TAD Project, (iii) all applicable decrees, orders and judgments, and (iv) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties.

Section 5.8 Laborers, Subcontractors and Materialmen. Developer will furnish to the City, upon written request at any time and from time to time no more often than every thirty (30) days, affidavits listing all laborers, subcontractors, material men, and any other Persons who might or could. claim statutory or common law liens and are furnishing or have furnished labor or material to the Developer Project or the TAD Project or any part thereof, together with affidavits, or other evidence satisfactory to the City, showing that such parties have been paid all amounts then due for labor and materials furnished to the Developer Project or the TAD Project. Developer will also furnish to the City, at any time and from time to time no more often than every thirty (30) days, upon demand by the City, lien waivers bearing a then current date and prepared on a form satisfactory to the City from the General Contractor for the Developer Project or the TAD Project and such subcontractors or materialmen as the City may designate.

Section 5.9 Taxes. To the extent of its fee simple title interest therein, Developer will pay when due all taxes imposed upon or assessed against the Site and the TAD Project, or upon the revenues, rents, issues, income and profits of the TAD Project, or arising in respect of the occupancy, use or possession thereof.

Section 5.10 Insurance. To the extent of its interest therein, Developer will keep the Developer Project and the TAD Project continuously insured against such risks as are customarily insured against by businesses of like size and type engaged in the same or similar operations, including builder’s risk insurance during any time that clearing, grading and construction work is in progress.

Section 5.11 Further Assurances and Corrective Instruments. The City and Developer agree that they will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements and amendments hereto and such further instruments as may reasonably be required for carrying out the intention or facilitating the performance of this Agreement; provided that the rights of the City and Developer hereunder and the ability of the City and Developer to construct the TAD Project are not impaired thereby.

Section 5.12 Performance by Developer and City. Developer and City will each perform all acts to be performed by such party hereunder and will refrain from taking or omitting to take any action that would materially violate such party’s representations and warranties hereunder or render the same materially inaccurate as of the Effective Date or that in any material way would prevent the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof.

Section 5.13 Restrictions on Easements and Covenants. Except for Permitted Exceptions, Developer will not create or suffer to be created or to exist any easement, right-of-way, restriction, covenant, condition, license or other right in favor of any Person which affect or might affect title to the Developer Project or the TAD Project or the use and occupancy thereof or any part thereof without obtaining the prior approval of the City, other than easements and rights-of-ways customary for utilities which do not adversely affect the use of the TAD Project for its intended purposes.

Section 5.14 Access to the Site. Developer will permit persons designated by the City to access the Site and to discuss the progress and status of the Developer Project and the TAD Project with representatives of Developer, all in such detail and at such times as the City may reasonably request. All such access must be during normal business hours and in a manner that will not unreasonably interfere with construction activities of the TAD Project or with Developer’s business operations generally. The City must be accompanied by a representative of Developer during any access contemplated by this Section.

ARTICLE VI

REIMBURSEMENT; FINANCING ALTERNATIVES

Section 6.1 Reimbursable Costs.

A.	Developer may make or cause to be made Reimbursable Costs (or payment of redevelopment costs) in connection with the TAD Project.

B.	Developer may submit Requisitions/Invoices to the City for its review and approval for reimbursement from the Special Fund for any such Reimbursable Costs that are to be directly reimbursed as described in Section 6.2.

Section 6.2 Disbursements. Subject to compliance by Developer with all of the terms and conditions of this Agreement, the funds deposited into the Special Fund from Tax Allocation Increment will be available for disbursement to Developer for reimbursement of approved expenditures in connection with the TAD Project, and more specifically for the redevelopment activities approved by resolution by the Governing Body, at such times and in such amounts as determined (each a “Disbursement”) in accordance with the following procedures:

A.	Developer shall be reimbursed for Reimbursable Costs in a total amount not to exceed $1,986,411 for uses as set forth in Exhibit C (“the Reimbursable Costs”), and all such construction shall be done in accordance with the Plans.

i.	Not more than sixty (60) days after the date on which Developer receives a Certificate of Occupancy for the Project, Developer will submit a Requisition to the City. The Requisition will include: (i) the TAD Project Budget and the itemized schedule of values prepared by the General Contractor or Developer of the total of Reimbursable Costs, which are those costs associated with the approved TAD activities of the TAD Project per Resolution BR-2022-03, for which amounts in the Special Fund are requested; (ii) all costs incurred for construction and non-construction expenses for the Reimbursable Costs. The accuracy of the cost breakdown in the Requisition must be certified by Developer and the General Contractor.

ii.	The Requisition must be accompanied by evidence in form and content reasonably satisfactory to the City showing:

(a)	Paid invoices, bills or statements for approved Reimbursable Costs per Resolution BR-2022-03;

(b)	If the Requisition includes amounts paid to any contractor, a contractor’s application for payment showing the amount paid with respect to each such line item and copies of all bills or statements and canceled checks for expenses incurred for which the Disbursement is requested and a copy of a satisfactory “Interim Waiver and Release upon Payment” pursuant to 0.C.G.A. § 44-14-366 from the General Contractor which received payment from the proceeds of the immediately preceding Requisition;

(c)	That all construction has been conducted substantially in accordance with the Plans (and all changes thereto approved by the City or otherwise permitted pursuant to the terms hereof) and issuance of a final Certificate of Occupancy or Certificate of Completion; and

(d)	That there are no liens outstanding against the TAD Project except for those set forth in the Title Policy, other than (A) inchoate liens for property taxes not yet due and payable, (B) liens being contested in accordance with the terms and conditions set forth in applicable law, and (C) loans for the construction of the TAD Project.

B.	After receipt and approval of a Requisition from Developer, City will reimburse Developer for Reimbursable Costs as follows:

1.	Reimbursement of the Reimbursable Costs will begin the calendar year after a Certificate of Occupancy is obtained for the Project.

2.	Reimbursement of the Reimbursable Costs will be made once per year on an annual basis, not to exceed fifteen (15) calendar years, which period shall commence upon the first calendar year in which any reimbursement is paid to the Developer.

3.	The annual reimbursement will be limited to the Tax Allocation Increment generated in the Special Fund by the Developer Project for the calendar year in which the annual reimbursement is to occur.

4.	Reimbursement for the annual Tax Allocation Increment generated in the Special Fund by the Developer Project will occur within thirty (30) days after receipt by City of the animal property tax payments for Bourbon Brothers, which reimbursement is estimated to be prior to December 31” of the year in which the annual property tax payment is made.

5.	Reimbursement shall not be made: (1) in an amount exceeding the total of the Tax Allocation Increment generated in the Special Fund by the Developer Project for a period in excess of 15 consecutive calendar years; or (2) in an amount exceeding the total reimbursement of $1,986,411; whichever occurs first. In no event shall reimbursement of any Reimbursable Costs be made after December 31, 2039.

C.	Developer hereby consents to the utilization of $250,0000 Tax Allocation Increment generated by the construction and completion of Bourbon Brothers to be reimbursed to the City for the City’s costs in completing the Park Project as described in Article II above.

Section 6.3 Limited Liability.

A.	Only the Tax Allocation Increment generated by the Developer Project can be used to make any payments toward any Requisition or related interest for the Developer. The City will not have any liability to honor any Requisition except from amounts on deposit in the Special Fund.

B.	To the extent permitted by State law, no director, officer, employee or agent of the City will be personally responsible for any liability arising under or growing out of the Agreement.

C.	The City will not be obligated to disburse any funds to any person under this Agreement other than as permitted under this Agreement.

Section 6.4 Alternative Financing. Nothing in this Agreement will limit the right of parties to this Agreement to consider alternative methods of financing and refinancing Redevelopment Costs of the TAD Project, including without limitation, the issuance of bonds, so long as such financing does not have a detrimental effect on the TAD Project or reimbursement to Developer of Reimbursable Costs as contemplated herein. In lieu of reimbursement from Tax Allocation Increment pursuant to Requisitions as contemplated herein, the City, in its sole discretion and at its own expense, may choose to issue bonds to finance all or a portion of the TAD Project contemplated herein. If the City chooses to issue bonds, Developer will cooperate and assist the City in this regard. If Bonds are issued and proceeds thereof paid to Developer in an amount sufficient to pay the unpaid Redevelopment Costs of the TAD Project as contemplated by this Agreement—and the proceeds of any such bonds paid to the Developer together with the principal sum paid by the reimbursements contemplated herein are not less than the amounts contemplated in Section 6.2 of this Agreement (i.e., $1,986,411) then upon such payments, this Agreement will terminate.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Indemnification. Developer will defend, indemnify, and hold the City and its agents, employees, officers, and legal representatives (collectively, the “Indemnified Persons”) harmless for all claims, causes of action, liabilities, fines, and expenses (including, without limitation, reasonable attorneys’ fees, court costs, and all other defense costs and interest) (collectively, the “Losses”) for injury, death, damage, or loss to persons or property sustained in connection with or incidental to the construction by Developer of the Developer Project and/or the TAD Project. Notwithstanding anything to the contrary in this Article, (1) Developer will not be obligated to indemnify any Indemnified Person for the Indemnified Person’s own negligence, recklessness or intentional act or omission; and (2) Developer will not be obligated to indemnify any Indemnified Persons to the extent that any claims that might otherwise be subject to indemnification hereunder resulted, in whole or in part, from the negligence, recklessness or intentional act or omission of any other Indemnified Person or Persons.

Section 7.2 Notice of Claim. If an Indemnified Person receives notice of any claim or circumstance which could give rise to indemnified Losses, the receiving party shall give written notice to Developer within ten (10) days after receipt by the City of written notice of the occurrence of the event giving rise to such claim. The notice must include a description of the indemnification event in reasonable detail, the basis on which indemnification may be due, and the anticipated amount of the indemnified Losses. Such notice will not stop or prevent an Indemnified Person from later asserting a different basis for indemnification or a different amount of indemnified Losses than that indicated in the initial notice. If an Indemnified Person does not provide this notice within the ten (10) business-day period, it does not waive any right to indemnification except to the extent that Developer is prejudiced, suffers loss, or incurs expense because of the delay.

Section 7.3 Defense. Developer may assume and control the defense of the claim based on the indemnified Losses at its own expense with counsel chosen by Developer with the concurrence of the Indemnified Person. Developer will also control any negotiations to settle the claim. Within ten (10) business days after receiving written notice of the indemnification request, Developer will advise the Indemnified Person as to whether or not it will defend the claim. If Developer does not assume the defense, the Indemnified Person will assume and control the defense and all defense expenses actually incurred by it will constitute Losses.

Section 7.4 Separate Counsel. If Developer elects to defend a claim, the Indemnified Person may retain separate counsel, at the sole cost and expense of such Indemnified Person, to participate in (but not control or impair) the defense and to participate in (but not control or impair) any settlement negotiations. Developer may settle the claim without the consent or agreement of the Indemnified Person, unless the settlement (i) would result in injunctive relief or other equitable remedies or otherwise require the Indemnified Person to comply with restrictions or limitations that adversely affect the Indemnified Person, (ii) would require the Indemnified Person to pay amounts that Developer does not fund in full, or (iii) would not result in the Indemnified Person’s full and complete release from all liability to the plaintiffs or claimants who are parties to or otherwise bound by the settlement.

Section 7.5 Survival. The provisions of Article will survive any expiration or earlier termination of this Agreement and any closing, settlement or other similar event which occurs under this Agreement.

ARTICLE

DEFAULT

Section 8.1 Default by Developer. The following will constitute a default by Developer:

A.	Failure of Developer to materially and timely comply with, and cure after notice, its covenants, conditions or obligations set forth in this Agreement.

B.	The declaration of an “event of default” by any lender under any loan agreement with respect to loans to finance the Developer Project and/or the TAD Project.

C.	Any representation or warranty made by Developer in this Agreement or subsequently made by it in any written statement or document furnished to the City and related to the transactions contemplated by this Agreement is knowingly false or intentionally misleading in any material respect as of the date such representation or warranty is made.

D.	Any report, certificate or other document or instrument furnished to the City by Developer in relation to the transactions contemplated by this Agreement is knowingly false or intentionally misleading in any material respect; or if any report, certificate or other document furnished to the City on behalf of Developer, to the extent that Developer knows such document is false or misleading and fails to promptly report such discrepancy to the City.

E.	An Act of Bankruptcy of Developer.

Section 8.2 Remedies. If a default by Developer occurs and is continuing 30 days after receipt of written notice to Developer from the City specifying the existence of such default (or within a reasonable time thereafter if such default cannot reasonably be cured within such 30-day period and Developer begins to diligently pursue the cure of such default within such 30-day period), the default will become an “Event of Default,” and the City will be entitled to elect any or all of the following remedies: (i) subject to the final sentence in this Section, terminate this Agreement and discontinue further funding hereunder, (ii) seek any remedy at law or in equity that may be available as a consequence of Developer’s default; (iii) pursue injunctive relief; or (iv) waive such “Event of Default”. Upon termination of this Agreement as provided in this Section, none of the parties hereto will have any further rights, duties or obligations hereunder.

Section 8.3 Remedies Cumulative. Except as otherwise specifically provided, all remedies of the parties provided for herein are cumulative and will be in addition to any and all other rights and remedies provided for or available hereunder, at law or inequity.

Section 8.4 Agreement to Pay Attorneys’ Fees and Expenses. In the event of an Event of Default, if the City employs attorneys or incurs other expenses for the collection of amounts due hereunder or for the enforcement of the performance or observance of any covenants or agreements on the part of Developer contained herein, Developer agrees that it will on demand therefore pay to the City, as applicable, the reasonable fees of such attorneys and such other reasonable expenses so incurred by the City, the amount of such fees of attorneys to be without regard to any statutory presumption.

Section 8.5 Default by City. The following will constitute a default by the City: Any material breach by it of any representation made in this Agreement or any material failure by it to observe and perform any covenant, condition or agreement on its part to be observed or performed hereunder, for a period of 30 days after written notice specifying such breach or failure and requesting that it be remedied, given to it by Developer; provided that in the event such breach or failure can be corrected but cannot be corrected within said 30-day period, the same will not constitute a default hereunder if corrective action is instituted by the defaulting party or on behalf of the defaulting party within said 30- day period and is being diligently pursued.

Section 8.6 Remedies Against the City. Upon the occurrence and continuance of a default by the City hereunder, Developer may seek specific performance of this Agreement or pursue any other remedies available at law or in equity.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Term of Agreement. This Agreement will commence on the Effective Date and will expire on the date on which a Certificate of Occupancy has been issued for the Developer Project and a Certificate of Completion has been issued for the TAD Project; provided, however, the terms and provisions of Articles III through VIII shall survive expiration or termination hereof.

Section 9.2 Notices. Any notice sent under this Agreement (except as otherwise expressly required) must be written and mailed or sent by overnight courier or personally delivered to an officer of the receiving party at the following addresses:

If to Developer:

GA HIA, LLC

1755 Telstar Drive, Suite 501

Colorado Springs, CO 80920

With a copy to:

Capital Law & Advisory Partners, LLC

Attention: W. Wade Beavers, Esq.

319 Boulevard

Gainesville, GA 30501

If to the City:

City of Gainesville

Attention: Bryan Lackey, City Manager

P. O. Box 2496

Gainesville, GA 30503-2496

blackey@gainesvillega.org

With a copy to:

City Attorney

Abbott S. Hayes, Jr.

Hulsey, Oliver & Mahar, LLP

200 E.E. Butler Parkway

Gainesville, GA 30501

ash@homlaw.com

Each party may change its address by written notice in accordance with this Section. Any communication addressed and mailed in accordance with this Section will be deemed to be given when so mailed, any notice so sent by electronic or facsimile transmission will be deemed to be given when receipt of such transmission is acknowledged, and any communication so delivered in person will be deemed to be given when receipted for by, or actually received by the party identified above.

Section 9.3 Amendments and Waivers. Any provision of this Agreement, including Exhibits attached hereto, may be amended or waived if such amendment or waiver is in writing and is signed by the parties hereto. No course of dealing on the part of any party to this Agreement, nor any failure or delay by any party to this Agreement with respect to exercising any right, power or privilege hereunder will operate as a waiver thereof.

Section 9.4 Invalidity. In the event that any provision of this Agreement is held unenforceable in any respect, such unenforceability will not affect any other provision of this Agreement.

Section 9.5 Successors and Assigns. Developer may not assign this Agreement or any of its rights hereunder or any interest herein without the prior written consent of the City, which consent may not be unreasonably withheld or delayed; provided that Developer may, without the prior consent of the City, assign this Agreement and all or any portion of its rights hereunder and interests herein to any Affiliate of it or to any entity controlled by or under common control with it or to a Successor in Ownership. Developer will provide written notice to the City of any such assignment. Upon any such assignment of the obligations of Developer hereunder, Developer will be deemed released from such obligations. Notwithstanding the above, Developer may collaterally assign this Agreement and its rights hereunder and interest herein, without the consent of the City to a lender to secure any acquisition, development or construction loan for the TAD Project or Developer Project, or to securitize Disbursements to which Developer is or will become entitled under this Agreement. No such assignment shall be effective until Developer shall have provided the City with written notice of assignment identifying the assignee, in which event the City shall pay all subsequent Disbursements due under this Agreement to the assignee named in such notice of assignment.

Section 9.6 Schedules; Titles of Articles and Sections. The Schedules attached to this Agreement are incorporated herein and will be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such Exhibits and the provisions of this Agreement, the provisions of this Agreement will prevail. All titles or headings are only for the convenience of the parties and may not be construed to have any effect or meaning as to the agreement between the parties hereto. Any reference herein to a Section or subsection will be considered a reference to such Section or subsection of this Agreement unless otherwise stated. Any reference herein to an Exhibit will be considered a reference to the applicable Exhibit attached hereto unless otherwise stated.

Section 9.7 Applicable Law. This Agreement is a contract made under and will be construed in accordance with and governed by the laws of the United States of America and the State of Georgia.

Section 9.8 Entire Agreement. This written agreement represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

Section 9.9 Approval by the Parties. Whenever this Agreement requires or permits approval or consent to be hereafter given by any of the parties, the parties agree that such approval or consent may not be unreasonably withheld or delayed and will be deemed given if no written objection is delivered to the requesting party within fifteen (15) business days after delivery of the request to the approving party except in the case of requests for Material Modifications or where otherwise stated in this Agreement.

Section 9.10 Additional Actions. The parties agree to take such actions, including the execution and delivery of such documents, instruments, petitions and certifications as may be necessary or appropriate, from time to time, to carry out the terms, provisions and intent of this Agreement and to aid and assist each other in carrying out said terms, provisions and intent.

(SIGNATURES CONTINUED ON FOLLOWING PAGE)

GA HIA, LLC

By:	/s/ Robert R. Mudd

Printed Name & Title: Robert R. Mudd, Manager

APPROVED TO FORM BEFORE EXECUTION:

By:	/s/ Abbott S. Hayes, Jr.
Abbott S. Hayes, Jr., Attorney for the City of Gainesville

CITY OF GAINESVILLE, GEORGIA

By:	/s/ Bryan Lackey
	Name:	Bryan Lackey
	Title:	City Manager

	Attest:	/s/ Denise Jordan

		Name:	Denise Jordan

		Title:	City Clerk

EXHIBITS

Exhibit “A” TAD Resolution BR-2022-03

Exhibit “B” and “B-1” Developer Project Description

Exhibit “C” TAD Project Description, Budget & Schedule

Exhibit “D” Form of Requisition/Invoice

EXHIBIT A

TAD RESOLUTION BR-2022-03

(SEE ATTACHED RESOLUTION)

RESOLUTION BR-2022-03

TAX ALLOCATION DISTRICT (TAD) FUNDING FOR “BOURBON BROTHERS”

AND POULTRY PARK IMPROVEMENTS

WHEREAS, the governing body of the City of Gainesville is committed to the success of the redevelopment of Midtown Gainesville into a live, work and play area; and

WHEREAS, on October 17, 2006 the governing body of the City of Gainesville adopted the Midtown Redevelopment Plan and created Tax Allocation District (TAD) Number One —Midtown pursuant to the Georgia Redevelopment Powers Law (O.C.G.A. § 36-44-1 et seq.) as the next steps in the City’s redevelopment effort to reinvigorate Midtown; and

WHEREAS, the City of Gainesville will only consider applications for TAD financing for purposes or uses that are consistent with the definition of “redevelopment” as defined in the Georgia Redevelopment Powers Law (O.C.G.A. § 36-44-3(5)], with said eligible purposes or uses including public works and utilities, telecommunications infrastructure, street/streetscape improvements, parks and open space amenities, transit facilities and public parking structures, pedestrian amenities and safety improvements, and site preparation; and

WHEREAS, upon approval of a request for TAD funding, a TAD Development Agreement between the applicant/developer and the City shall be executed, and shall specify the eligible expenses, what method of funding will be utilized (i.e., pay-as-you-go, bank financing, bond financing or other method), and any special conditions and performance standards of the developer; and

WHEREAS, an application involving the construction of a restaurant with patio and an approximately 15,000 square foot entertainment venue, known as Bourbon Brothers, hereinafter “project,” was reviewed by the TAD Advisory Committee and determined to achieve the TAD criteria; and

WHEREAS, an application involving the renovation of Poultry Park to construct 40 parking spaces, relocate the “Poultry Capital of the World” monument and install lighting and landscaping, hereinafter “park project,” was also reviewed by the TAD Advisory Committee and determined to achieve the TAD criteria; and

WHEREAS, the TAD Advisory Committee unanimously recommended approval of the TAD funding request of up to $2,486,411 for the following uses with the following conditions and payment schedule:

Use relating to the project:

● Sitework & Utilities	● Architectural Fees

● Paving	● Engineering Fees

● Site Improvements	● Poultry Park Improvements

● Brick Veneer

Use relating to the project:

●	Poultry Park Improvements

RESOLUTION BR-2022-03

TAX ALLOCATION DISTRICT (TAD) FUNDING FOR “BOURBON BROTHERS”
AND POULTRY PARK IMPROVEMENTS

Conditions:

●	Permitted project must be in substantial conformance with the architectural renderings and budget submitted with the TAD application

●	In order to receive any TAD funds whatsoever, the project must remain a tourism attraction that Is in substantial conformance with the uses proposed in the application, such as a restaurant and entertainment venue.

Payment Schedule:

•	Up to $2,236,411 in TAD funds shall be made payable upon submittal of paid invoices for the purchase of and/or labor to complete or install the items specified under “Use” above, relating to the project, based upon the schedule and conditions listed below.

•	Reimbursement will be distributed on an annual basis based on the TAD increment generated by the project for that calendar year, except for $250,000 payable to the City for park project improvements.

•	Reimbursement will not begin until the calendar year after the calendar year in which the first Certificate of Occupancy is obtained for the project, except for $250,000 payable to the City for park project improvements.

•	The total period of reimbursement of up to a maximum of $2,236,411 shall not exceed a period of 15 calendar years, which period shall commence upon the first calendar year in which any reimbursement is paid to the applicant. The distribution of funds to the City for park project improvements shall not constitute the commencement of the 15-year time period for reimbursement relating to the project.

•	Up to $250,000 in TAD funds shall be made payable to the City of Gainesville from the fund balance of the TAD Special Fund for park project improvements.

NOW, THEREFORE, BE IT RESOLVED THAT the governing body for the City of Gainesville hereby approves the TAD application of up to $2,486,411 for “Bourbon Brothers” and Poultry Park Improvements,

BE IT FURTHER RESOLVED THAT that the governing body for the City of Gainesville hereby approves funding for the redevelopment improvement from the increment generated by the Bourbon Brothers project and that is deposited into the Tax Allocation District Fund as well as from the fund balance of the Tax Allocation District Special Fund.

BE IT FURTHER RESOLVED THAT the governing body authorizes the City Manager and City Attorney to prepare and execute a TAD Development Agreement to effectuate the terms and conditions of the funding, use and payment schedule.

RESOLUTION BR-2022-03

TAX ALLOCATION DISTRICT (TAD) FUNDING FOR “BOURBON BROTHERS”
AND POULTRY PARK IMPROVEMENTS

Adopted this 18th day of January, 2022.

/s/ W. Samuel Couvillon, Mayor
W. Samuel Couvillon, Mayor

This is to certify that I am City Clerk of the City of Gainesville. As such, I keep its official records, including its minutes. In that capacity, my signature below certifies this resolution was adopted as stated and will be recorded in the official minutes.

ATTEST:

/s/ Denise O. Jordan
Denise O. Jordan, City Clerk

EXHIBIT B

DEVELOPER PROJECT DESCRIPTION

Proposed Use: An approximately 8,000-sf restaurant with rooftop bar with an approximately 6,000-sf outdoor patio area that is adjacent to a nearly 18,000-sf music, convention and event hall with mezzanine.

Both facilities will share a 4,380-sf kitchen.

Size of Property: Approximately 1.85± acres

Description of Project: The subject property, which contained a surface parking lot, undeveloped grassed area, and Engine 209 Park, is located two blocks from the historic square in downtown Gainesville. The property is surrounded by Jesse Jewell Parkway, Maple Street, Broad Street and West Academy Street. Said subject property more specifically consists of five tracts known as 315 Broad Street SW, 0 Maple Street SW, 320 Maple Street SW, 323 Broad Street SW and 312 Jesse Jewell Parkway SW in the City of Gainesville.

This development, known as “Bourbon Brothers”, will consist of an approximately 8,000 sq ft restaurant with seating capacity for over 200. The restaurant will have a rooftop bourbon bar which will overlook Broad Street and Maple Street. The development will contain a 6,000 sq ft outdoor patio with fireplaces that can accommodate up to 65 guests. Adjacent to the restaurant and patio will be an approximately 18,000 sq ft. music, convention and event hail with mezzanine level. The event hall will be able to accommodate 480 guests seated at a table and approximately 1,200 people with general admission. The event hall will have a world class sound system. The event hall will be used to host between 100-120 ticketed events per year. The event hall will also be used to host conventions, proms, sporting events, corporate events, etc.

The Developer Project must be completed in substantial conformance with the architectural renderings and budget submitted with the application for TAD funding. More specifically, the Developer Project must be in compliance with both the civil plans submitted to and approved by the City on February 2, 2022 and the architectural plans submitted to and approved by the City on March 31, 2022. These plans are kept on file in the Community and Economic Development Department and are hereby incorporated by reference as Exhibit B-1.

EXHIBIT C

TAD PROJECT DESCRIPTION, BUDGET & SCHEDULE

The TAD Project consists of the following eligible development-related activities, with approved amounts for TAD funding listed adjacent to each activity:

● Sitework & Utilities	● Architectural Fees

● Paving	● Engineering Fees

● Site Improvements	● Poultry Park Improvements

● Brick Veneer

Per the TAD Resolution BR-2022-03, the TAD Project was approved for up to $2,236,411 in TAD funds to be made payable upon submittal of paid invoices for the purchase of and/or labor to complete or install the items specified above, based upon the conditions and payment schedule listed below:

Conditions

1.	Permitted project must be in substantial conformance with the architectural renderings and budget submitted with the TAD application.

2.	In order to receive any TAD funds whatsoever, the project must remain a tourism attraction that is in substantial conformance with the uses proposed in the application, such as a restaurant and entertainment venue.

Payment Schedule

After receipt and approval of a Requisition from Developer, City will reimburse Developer for Reimbursable Costs as follows:

1.	Reimbursement of up to $1,986,411 will begin the calendar year after the calendar year in which the Certificate of Occupancy is obtained.

2.	The total period for reimbursement of up to the maximum of $1,986,411 shall not exceed a period of 15 calendar years, which period shall commence upon the first calendar year in which any reimbursement is paid to the applicant. In no event shall reimbursement extend beyond December 31, 2039.

3.	The annual reimbursement will be based on the Tax Allocation Increment generated in the Special Fund by the Developer Project for the calendar year in which the annual reimbursement is to occur.

4.	The Developer consents to the utilization of $250,0000 Tax Allocation Increment generated by the construction and completion of Bourbon Brothers to be reimbursed to the City for the City’s costs in completing the Park Project as described in Article II above. Payment to the City shall not constitute the commencement of the 15-year time period for reimbursement relating to the TAD Project.

EXHIBIT D

FORM OF REQUISITION/INVOICE

MIDTOWN TAX ALLOCATION DISTRICT
TAD PROJECT

Requisition Number:

Date of Requisition:

TO:

City of Gainesville

City Manager’s Office

P.O. Box 2496

Gainesville, GA 30503

Attention: Ms. Angela Sheppard

Email: ashepoard@gainesvillega.org

PROJECT:

Bourbon Brothers

DEVELOPER:

GA-HIA

Application is made for payment of amounts on deposit in the Special Fund to pay for Redevelopment Costs in the amount, for the purposes, and on the terms set forth with the provisions of that certain TAD Development Agreement between the City of Gainesville, Georgia and the Developer named above, dated as of ____________________, 2022. All capitalized terms used herein not otherwise defined shall have the meaning given them in the TAD Development Agreement.

As of the date of this Requisition No.______ , outstanding Requisition amounts thereon is $ ___________________________ (the “Outstanding Balance”) as detailed below:

Requisite No.	Date Approved	Amount of Requisition	Amounts Paid to Date	Balance Unpaid	Total Amount Due

Certificates of Payment from the materialmen/laborers providing building materials and the installation labor for the construction arc attached as Exhibit A and are made a part of this Requisition.

1.	The TAD Project Budget is $ ____________and is to be made payable upon paid invoices and issuance of a final Certificate of Occupancy (or 100% completion of project).

2.	Total Amount Requested: $ _____________________.

3.	Attached hereto as Exhibit B are:

(a)	Reasonable evidence of cost of construction, such as copies of paid invoices and canceled checks (or receipts) for the approved TAD-funded activities outlined in the TAD Development Agreement and TAD Resolution BR-2022-03 for which this Requisition is requested.

(b)	To the extent applicable, a copy of a satisfactory “(Merlin Waiver and Release Upon Payment” pursuant to O.C.G.A. § 44-14-366 from the General Contractor which received payment front the proceeds of the immediately preceding Requisition.

DEVELOPER’S CERTIFICATIONS

In accordance with the TAD Development Agreement, Developer certifies to the City that:

(a)	all of its representations and warranties made in and as of the date of the TAD Development Agreement are true and correct as of the date hereof;

(b)	the quality of the construction of the TAD Project to date is in accordance with the Plans and the ‘FAD Development Agreement;

(c)	the Project Cost breakdown and the percentage completion referenced in this Requisition are accurate;

(d)	all amounts being reimbursed are for those Approved TAD Costs outlined in the TAD Development Agreement, per TAD Resolution BR-2022-03;

(e)	no amounts are requested for materials to be stored or for installation labor yet to be completed;

(f)	no payment under this Requisition exceeds the maximum allowable expenses actually incurred within the amounts set forth in the TAD Project Budget;

(g)	all payments requested under this Requisition are for TAD Project items (i) which are of quality and construction acceptable under the Plans, and (ii) which have not been previously paid;

(h)	there are no liens outstanding against the site of the TAD Project except (i) inchoate liens for property taxes not yet due and payable, (ii) liens being contested in accordance with the terms and conditions set forth in applicable law, and (iii) liens consented to by the City or otherwise permitted by the TAD Development Agreement;

(i)	Developer is not in default under the TAD Development Agreement; and

(j)	no governmental body has issued the equivalent of a stop work order with respect to any portion of the TAD Project.

GA HIA, LLC

By:	/s/ Robert R. Mudd

Approved:

Total Amount Approved: $_________________

CITY OF GAINESVILLE

By:

Its:

SCHEDULE 1

[ATTACH COPY OF PROPOSED PROJECT BUDGET]

Full Development Cost Projection

[Omitted.]